Exhibit 5

               [WILLIAMS, MULLEN, CHRISTIAN & DOBBINS LETTERHEAD]


                               September __, 1998



Board of Directors
Mid-Atlantic Community BankGroup, Inc.
7171 George Washington Memorial Highway
P.O. Box 1310
Gloucester, Virginia  23061-1310

Ladies and Gentlemen:

         This letter is in reference to the Registration Statement on Form S-4 dated September 4, 1998, filed by Mid-Atlantic Community BankGroup, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the
Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to 2,000,442 shares of Common Stock, $5.00 par value per share (the "Shares"), which Shares are proposed to be offered to the shareholders of United Community Bankshares, Inc. ("UCB") pursuant to an Agreement and Plan of Reorganization, dated as of July 8, 1998, between UCB and the Company, and a related Plan of Merger (collectively, the "Agreement").

         We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. We have relied upon certificates of officers of the Company where we have deemed it necessary in connection with our opinion.

         Based upon such examination, it is our opinion that the aforementioned Shares, when issued against payment therefor pursuant to the Agreement, will be validly issued, fully paid and nonassessable under the laws of the Commonwealth of Virginia.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinion" in the Joint Proxy Statement forming a part of the Registration Statement.

                                           Very truly yours,


                                           WILLIAMS, MULLEN, CHRISTIAN & DOBBINS


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